Exhibit 5.1

                                         February 28, 2001



PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577-1444


Ladies and Gentlemen:

     I am a Senior Vice President and the General Counsel and Secretary of PepsiCo, Inc. and have acted as counsel for PepsiCo, Inc., a North Carolina corporation (the "Company"), in connection with the Registration Statement on Form S-3) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of shares (the "Shares") of capital stock, 12/3 cents par value per share of the Company (the "Capital Stock") .

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, I am of the opinion that when the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares proposed to be sold by the Company, and when the Shares proposed to be sold by the Company are issued and delivered in accordance with the applicable underwriting or other agreement, such Shares will be validly issued, fully paid and non-assessable.

     In connection with the opinion expressed above, I have assumed that, at or prior to the time of the delivery of the Shares, (i) the Board of Directors of the Company shall have duly authorized the issuance and sale of the Shares and such authorization shall not have been modified or rescinded; and (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded. I have also assumed that neither the issuance and delivery of the Shares, nor the compliance by the Company with the terms of the Shares will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     I am a member of the Bar of the State of North Carolina and the foregoing opinion is limited to the laws of the State of North Carolina and the federal laws of the United States of America.


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     I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the prospectus and in any related prospectus supplement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

                                                       Very truly yours,


                                                       /s/ Robert F. Sharpe, Jr.